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                                                                   Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-37803 and No. 333-67039) of Homestead Village Incorporated and in the related Prospectus and the Registration Statements (Form S-8 Nos. 333-17243, 333-17245 and 333-48163) pertaining to the Homestead Village Incorporated 1996 Long-Term Incentive Plan, the Homestead Village Incorporated 1996 Outside Directors Plan and the Homestead Village Incorporated 401(K) Savings Plan of our report dated February 24, 1997, with respect to the financial statements of Homestead Village Incorporated for the year ended December 31, 1996 included in its Annual Report (Form 10-K) for the year ended December 31, 1998.

                                          Ernst & Young llp

March 24, 1999
Dallas, Texas